EXHIBIT 3.1.45

State of Delaware Secretary of State Division of Corporations Delivered 03:59 PM 07/21/2003 FILED 03:50 PM 07/21/2003 SRV 030476090 - 3674904 FILE

CERTIFICATE OF MERGER

MERGING

ASPEN ACQUISITION SUBSIDIARY, INC.

WITH AND INTO

NEWISYS, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

Newisys, Inc., a Delaware corporation (“Newisys”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
Newisys, Inc.	Delaware
Aspen Acquisition Subsidiary, Inc.	Delaware

SECOND: That the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 3, 2003, among Sanmina-SCI Corporation, a Delaware corporation, Newisys, Aspen Acquisition Subsidiary, Inc., a Delaware corporation (“Merger Sub”) and Basil Horangic, as Stockholders’ Representative, setting forth the terms and conditions of the merger of Merger Sub with and into Newisys (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation in the Merger is Newisys, Inc. (the “Surviving Corporation”).

FOURTH: That pursuant to the Merger Agreement, from and after the effective time of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address: Newisys, Inc., 10814 Jollyville Road, Building 4, Suite 300, Austin, Texas 78759.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Newisys, Inc. has caused this Certificate of Merger to be executed in its corporate name as of the 21st day of July, 2003.

Newisys, Inc.

By:	/s/ Phillip D. Hester
President and Chief Executive Officer

Signature Page to the Certificate of Merger

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EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

NEWISYS, INC.

ARTICLE I

The name of the corporation is Newisys, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended.

ARTICLE IV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a

“Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify and hold harmless, to the extent permitted by the Delaware General Corporation Law. or any other applicable law, as the same exists or may hereafter be amended, any employee or agent of the Company who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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